Exhibit 23.3

CONSENT OF PROPOSED DIRECTOR NOMINEE

I hereby consent to the inclusion in the Registration Statement on Form S-1 (Registration No. 333-235806) of Arcutis Biotherapeutics, Inc., any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a member of the Board of Directors of Arcutis Biotherapeutics, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated January 21, 2020

/s/ Joseph L. Turner
Joseph L. Turner